Exhibit 5.1

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
 One Post Office Square
 Boston, MA 02109

November 29, 2010

Pluristem Therapeutics Inc.
Matam Advanced Technology Park
Building No. 20
Haifa 31905, Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale by certain shareholders (the “Selling Shareholders”) of  up to 7,151,049 shares of Common Stock, $0.00001 par value per share (the “Shares”), of Pluristem Therapeutics Inc., a Nevada corporation (the “Company”).  We understand that the Shares consist of 4,375,000 Shares issued to certain Selling Shareholders (the “Issued Shares”) and an aggregate of 2,776,049 Shares issuable upon exercise of warrants issued to certain Selling Shareholders (the “Warrant Shares”).

We are acting as counsel for the Company in connection with the Registration Statement. We have examined signed copies of the Registration Statement and have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date (collectively the “Charter Documents”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  For purposes of our opinion, we have examined an official compilation of "Title 7 - Business Associations; Securities; Commodities, Chapter - 78 - Private Corporations" of the Nevada Revised Statutes (such examination being limited to the provisions of such statutes only, and not including any annotations or commentary). Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, the Issued Shares are legally issued, fully paid and nonassessable and the Warrant Shares, when issued and paid for in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of the Securities” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP